EXHIBIT 2.1

AMENDMENT NO. 1 TO

AGREEMENT AND PLAN OF MERGER

This AMENDMENT NO. 1 (this “Amendment”) to Agreement and Plan of Merger, dated as of June 27, 2005, by and among RUDOLPH TECHNOLOGIES, INC., a Delaware corporation, (“Parent”), NS MERGER SUB, INC., a Minnesota corporation (“Merger Sub”) and AUGUST TECHNOLOGY CORPORATION, a Minnesota corporation (the “Company”), (together with all exhibits, schedules and attachments thereto, the “Merger Agreement”), is made as of this 8th day of December 2005, by and among Parent, Merger Sub and the Company.

RECITALS

WHEREAS, Parent, Merger Sub and the Company entered into the Merger Agreement as of June 27, 2005; and

WHEREAS, Parent, Merger Sub and the Company desire to amend certain provisions of the Merger Agreement, all as more fully set forth herein.

NOW, THEREFORE, in consideration of mutual covenants and agreements of the parties contained in this Amendment, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

Section 1. Definitions. Capitalized terms used in but not defined in this Amendment shall have the meanings ascribed to such terms in the Merger Agreement.

Section 2. Amendment to Section 6.15(a). Section 6.15(a) of the Merger Agreement is hereby deleted in its entirety and replaced with the following:

“(a) As of the date of this Agreement, the Parent Board is composed of eight directors. The Parent Board will take all actions necessary so that effective as of the Effective Time (to the extent practicable), the Parent Board will be expanded to 10 members, seven of whom will be the then-existing members of the Parent Board (the “Existing Parent Directors”) and three of whom (each, a “Company Designated Director” and collectively, the “Company Designated Directors”) shall be Jeff L. O’Dell, Michael W. Wright and one additional individual (the “Additional Company Designated Director”) to be designated by the Company (subject to Rudolph’s approval, which approval shall not be unreasonably withheld) as soon as practicable, but in no event later than ninety (90) days after the Effective Time; provided, however, that if, as of the Effective Time, the Company has not yet designated the Additional Company Designated Director subject to Rudolph’s approval as provided above, then the Parent Board shall consist of 10 members, two of whom shall be Messrs. O’Dell and Wright, and eight of whom shall be then-existing members of the Parent Board, one of whom shall Parent shall cause to resign upon the designation of the Additional Company Director (who may be designated by Messrs. O’Dell and Wright no later than ninety days after the Effective Time). At least two of the Company Designated Directors shall satisfy the relevant independence requirements of NASDAQ and the Sarbanes–Oxley Act. The Chairman of the Parent Board effective as of the Effective Time shall be Paul F. McLaughlin. Each of the Company Designated Directors shall be added to a class of directors of the Parent Board as follows: (i) the Additional Company Designated Director shall be added to Class II of the Parent Board and stand for reelection at Parent’s 2007 annual meeting of stockholders and (iii) Messrs. O’Dell and Wright shall be added to Class III of the Parent Board and stand for reelection at Parent’s 2008 annual meeting of stockholders.”

Section 3.                                            Limited Amendment.  Except as specifically provided in this Amendment, the Merger Agreement shall remain in full force and effect without any other amendments or modifications. Without limiting the generality of the foregoing, this Amendment shall not limit or otherwise relieve the parties of their respective obligations under the Merger Agreement or constitute a waiver of any rights of any of the parties.

Section 4. Governing Law. This Amendment shall be governed by, and construed and enforced in accordance with, the internal Laws of the State of Delaware, without regard to the conflict of Law provisions thereof.

Section 5. Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first set forth above.

RUDOLPH TECHNOLOGIES, INC.

By:	/s/ Paul F. McLaughlin
Name: Paul F. McLaughlin
Title: Chairman and Chief Executive Officer

NS MERGER SUB, INC.

By:	/s/ Paul F. McLaughlin
Name: Paul F. McLaughlin
Title: President

AUGUST TECHNOLOGY CORPORATION

By:	Stanley D. Piekos
Name: Stanley D. Piekos
Title: Chief Financial Officer